Exhibit (d)(34)(i)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this 4th day of August, 2017, by and between SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC., (“SIMNA”) a corporation organized under the laws of the State of Delaware with its principal place of business at 7 Bryant Park, New York, NY 10018 (the “Adviser”), and Schroders Global Multi-Asset Portfolio, Ltd. a Cayman Island exempted company (the “Company”).

WHEREAS, the Company is a wholly-owned subsidiary of the Schroders Global Multi-Asset Portfolio (the “Portfolio”), a series of Brighthouse Funds Trust I (the “Trust”) a Delaware statutory trust which has filed a registration statement (the “Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended (the “1933 Act”).

WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of rendering investment advisory services to investment companies and other institutional clients and desires to provide such services to the Company.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. Employment of the Adviser. The Company hereby employs the Adviser to manage the investment and reinvestment of the assets of the Company, subject to the control and direction of the Company’s Board of Directors, for the period and on the terms hereinafter set forth. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Company, the Portfolio or the Trust in any way. The Adviser is hereby granted the authority to (i) place orders for the execution of securities transactions with or through such brokers, dealers or issuers as the Adviser may reasonably select; (ii) to execute and enter into account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the assets of the Company and to execute futures account agreements, ISDA Master Agreements, Credit Support Annexes, clearing agreements, and any other documents related thereto on such terms as the Adviser deems appropriate, (iii) open and maintain brokerage accounts, including the entering into or execution of customer agreements relating thereto, of all types on behalf and in the name of the Company and direct payments of cash, cash equivalents and securities and other property into such brokerage accounts as the Adviser deems desirable or appropriate in accordance with the terms of this Agreement, and (iv) acting as agent on the Company’s behalf, agree to a collateral mechanism with counterparty in the market. In such respect, and only for this limited purpose, the Adviser shall act as the Company’s agent and attorney-in-fact.

Notwithstanding anything to the contrary in this Agreement, and subject to the Company’s Charter Documents (as defined below), except as otherwise specified by notice from the Company to the Adviser, the Adviser may, in the name of the Company, place orders for the execution of transactions hereunder with or through any broker, dealer, futures commission merchant, bank or any other agent or counterparty, including affiliates of the Adviser, that the Adviser may select in its own discretion. The Company authorizes the Adviser, to the extent required by regulatory agencies or market practice, to reveal its identity and address to any broker through which or with which financial derivatives and foreign exchange instruments are traded or cleared.

Copies of the Company’s Memorandum of Association and Articles of Association (collectively, the “Charter Documents”) together with the Trust’s Registration Statement, each as currently in effect, have been or will be delivered to the Adviser prior to the execution of this Agreement. The Company agrees, on an ongoing basis, to notify the Adviser in writing of each change in the fundamental and non-fundamental investment policies and restrictions of the Portfolio before they become effective and to provide to the Adviser as promptly as practicable copies of all amendments and supplements to the Registration Statement before filing with the Securities and Exchange Commission (“SEC”) and amendments to the Charter Documents. The Company will promptly provide the Adviser with any procedures applicable to the Adviser adopted from time to time by the Company’s Board of Directors and agrees to promptly provide the Adviser copies of all amendments thereto before they become effective. The Adviser will not be bound to follow any change in the investment policies, restrictions or procedures of the Company or if applicable, of the Portfolio or Trust, however, (i) until it has received written notice of any such change from the Adviser, (ii) until it has been given a reasonable amount of time to implement such change, and (iii) if such change would cause the Adviser to breach any legal, tax or regulatory requirements applicable to the Adviser, provided that the Adviser shall promptly notify the Company in writing in the event the Adviser determines that implementing any such change would cause the Adviser to breach any legal, tax or regulatory requirements applicable to the Adviser.

The Company shall timely furnish the Adviser with such additional information as may be reasonably necessary for or requested by the Adviser to perform its responsibilities pursuant to this Agreement. The Company shall cooperate with the Adviser in setting up and maintaining brokerage accounts, futures accounts, and other accounts the Adviser deems advisable to allow for the purchase or sale of various forms of securities and other financial instruments pursuant to this Agreement.

The Company covenants that it shall not hold the Adviser liable for any loss, howsoever arising and whether in contract, tort, equity, for breach of statutory duty or for any other reason whatsoever, incurred by the Company as a result of the Company lacking full capacity to invest in financial derivatives and foreign exchange instruments on the terms set out in this Agreement and applicable regulations.

2. Obligations of and Services to be Provided by the Adviser. The Adviser undertakes to provide the following services and to assume the following obligations:

a. The Adviser shall manage the investment and reinvestment of the portfolio assets of the Company, all without prior consultation with the Company, subject to and in accordance with (i) the investment objective, policies and restrictions of the Company set forth in the applicable provisions of the Trust’s Registration Statement and the Charter Documents that have been provided to the Adviser, as such Registration Statement and Charter Documents may be amended from time to time, provided (A) Adviser has been given prior notice of, and a reasonable amount of time to implement, any changes or amendments to such documentation, investment objectives, policies and restrictions and (B) any changes or amendments to such documentation, investment objectives, policies and restrictions do not cause the Adviser to breach any legal, tax or regulatory requirements applicable to the Adviser, (ii) any written instructions which the Company’s Board of Directors may issue from time-to-time in accordance therewith, provided Adviser has been given a reasonable amount of time to implement such instructions and such instructions do not cause the Adviser to breach any legal, tax or regulatory requirements applicable to Adviser. In the event the Adviser does not implement any change or amendment to the Trust’s Registration Statement, Charter Documents, investment objectives, policies or restrictions, or any instruction from the Company’s Board of Directors, because such change, amendment or instruction would cause the Adviser to breach any legal, tax or regulatory requirements applicable to the Adviser, then the Adviser shall promptly notify the Company in writing of this fact. In pursuance of the foregoing, the Adviser shall make all determinations with respect to the investment, reinvestment and management of the Company’s assets, including the purchase and sale of portfolio securities and other financial instruments and shall take such action necessary to implement the same. The Adviser shall render such reports to the Company’s Board of Directors as they may reasonably request concerning the investment activities of the Company, provided that the Adviser shall not be responsible for Company accounting.

b. In connection with the placement of orders for the execution of the portfolio transactions of the Company, the Adviser shall create and maintain all necessary records pertaining to the purchase and sale of securities and other financial instruments by the Adviser on behalf of the Company in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act or the applicable provisions of Cayman Islands’ law. All records shall be the property of the Company, provided, however, the Adviser may maintain copies of all such books and records for regulatory purposes, and shall be available for inspection and use by the SEC, the Company or any person retained by the Company at all reasonable times. The Adviser will furnish copies of such records to the Company within a reasonable time after receipt of a request from the Company. Where applicable, such records shall be maintained by the Adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

c. The Adviser shall (1) maintain procedures regarding the use of derivatives, and (2) provide such certifications and reports regarding the use of derivatives, including with respect to asset segregation, as may be reasonably requested by the Company or the Adviser.

d. The Adviser shall bear its expenses of providing services pursuant to this Agreement, but shall not be obligated to pay any expenses of the Company, the Trust, the Portfolio or its investment adviser, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other financial instruments for the Company; and (c) custodian fees and expenses.

e. The Adviser and the Company acknowledge that the Adviser is not the compliance agent for the Company, and does not have access to all of the Company’s books and records necessary to perform certain compliance testing. To the extent that the Adviser has agreed to perform the services specified in this Section 2 in accordance with the provisions of the Trust’s Registration Statement applicable to the Company and the Charter Documents, written instructions of the Company and any policies adopted by the Company’s Board of Directors applicable to the Company, subject to the terms of this Agreement relating thereto (collectively, the “Charter Requirements”), and in accordance with applicable law, the Adviser shall perform such services based upon its books and records with respect to the Company (as specified in Section 2.b. hereof), which comprise a portion of the Company’s books and records, and upon information and written instructions received from the Trust or the Company’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with the terms of this Agreement, the Charter Requirements and applicable law based upon such books and records and such information and instructions provided by the Trust, the Company’s Board of Directors or the Company’s administrator.

f. The Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Company or that the Company will perform comparably with any standard or index, including other clients of the Adviser, whether public or private.

g. The Adviser shall not be responsible for the preparation or filing of any reports required of the Company by any governmental or regulatory agency, except as expressly agreed to in writing.

h. The Adviser shall provide assistance in determining the fair value of all securities and other investments/assets in the Company as necessary, and, use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Adviser for each security or other investment/asset in the Company for which market prices are not readily available or not reliable.

i. The Adviser may, but is not obligated to, combine or “batch” orders for client portfolios to obtain best execution, to negotiate more favorable commission rates or to allocate equitably among the Adviser’s clients differences in prices and commissions or other transaction costs that might have been obtained had such orders been placed independently. Under this procedure, transactions will be averaged as to price and transaction costs and typically will be allocated among the Adviser’s clients in proportion to the purchase and sale orders placed for each client account on any given day. If the Adviser cannot obtain execution on all the combined orders at prices or for transaction costs that the Adviser believes are desirable, the Adviser will allocate the securities the Adviser does buy or sell as part of the combined orders by following the Adviser’s order allocation procedures.

j. The Adviser will not consult with any other subadviser of the Trust concerning transactions of any portfolio of the Trust in securities, other financial instruments or other assets, except as otherwise permitted by the 1940 Act or any rules thereunder, and except that it may consult with its affiliate, Schroder Investment Management North America Limited.

k. The Adviser will not be responsible for filing claims in class action settlements related to securities currently or previously held by the Company.

3. Compensation of the Adviser.

The Adviser will receive no compensation from the Company under this Agreement, but will be compensated in accordance with the fee schedule set forth in Schedule A to the Sub-Advisory Agreement between Brighthouse Investment Advisers, LLC and the Adviser of even date herewith as such compensation is modified from time to time by the parties to the Sub-Advisory Agreement.

4. Activities of the Adviser. The services of the Adviser hereunder are not to be deemed exclusive and nothing in this Agreement shall limit or restrict the right of the Adviser, its affiliates and any of their principals, members, directors, officers or employees to render the same, similar or dissimilar services to others, to engage in other activities or to render services of any kind, including investment advisory and management services, to any other fund, firm, individual or association, so long as such other services and activities do not, during the term of this Agreement, interfere with the Adviser’s ability to meet its obligations hereunder. It is understood that the Adviser, its affiliates and their respective principals, members, employees, officers or directors may give advice and take action for its other clients or themselves that may differ from advice given, or the timing or nature of action taken, for the Company. The Adviser is not obligated to initiate transactions for the Company in any security that the Adviser, its affiliates and their respective principals, members, employees, officers or directors may purchase or sell for its or their own accounts or other clients.

5. Use of Names. The Adviser hereby consents to the Company being named the Schroders Global Multi-Asset Portfolio, Ltd. The Company shall not use the name “Schroders” and any of the other names of the Adviser or its affiliated companies and any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Adviser or any of its affiliates in any prospectus, statement of additional information, sales literature, proxy statement, report to shareholders or other material relating to the Trust or the Company in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser shall approve all uses of its name and that of its affiliates which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld. The Adviser shall not use the name of the Trust or any of their affiliates in any material relating to the Adviser in any manner not approved prior thereto by the Company; provided, however, that the Company shall approve all uses of its or the Trust’s name which merely refer in accurate terms to the appointment of the Adviser hereunder or which are required by the SEC or a state securities commission; and, provided, further, that in no event shall such approval be unreasonably withheld.

The Company recognizes that from time to time directors, officers and employees of the Adviser may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name “Schroders” or any derivative or abbreviation thereof as part of their name, and that the Adviser or its affiliates may enter into investment advisory, administration or other agreements with other entities and the other entities may include the name “Schroders” or any derivative or abbreviation thereof as part of their names.

Upon termination of this Agreement for any reason, the Company shall within 30 days (i) cease and cause the Company, the Portfolio and the Trust to cease all use of the name and mark “Schroders,” and (ii) take all necessary action to cause the Trust’s Registration Statement, the Charter Documents and any other relevant documentation to be amended to accomplish a change of name and to reflect that the Adviser no longer serves as adviser to the Company.

6. Liability and Indemnification.

a. Except as may otherwise be provided by the 1940 Act, any other U.S. federal securities law or Cayman Islands law, the Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Company or the Trust as a result of any error of judgment or mistake of law by the Adviser with respect to the Company, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Trust, the Company, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act ) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Company Indemnities”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Company Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, Cayman Islands law, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Company or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company or the Trust by the Adviser Indemnitees (as defined below) for use therein.

b. Except as may otherwise be provided by the 1940 Act, any other U.S. federal securities law or Cayman Islands law, the Company and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser as a result of any error of judgment or mistake of law by the Company, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Company for, and the Company shall indemnify and hold harmless the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, Cayman Islands law, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Company in the performance of any of its duties or obligations hereunder, (ii) any failure by the Company to properly notify the Adviser of changes to the Registration Statement or any Charter Requirements that leads to any such losses, claims, damages, liabilities or litigation to which any of the Adviser Indemnitees may be subject or (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Company or the omission to state therein a material fact known to the Company or Trust which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Company or the Trust by a Adviser Indemnitee for use therein.

7. Limitation of Trust’s Liability. The Adviser acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Agreement and Declaration of Trust. The Adviser agrees that any of the Trust’s obligations shall be limited to the assets of the Portfolio and the Company and that the Adviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent (other than the Adviser) of the Trust.

8. Renewal, Termination and Amendment. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of one year and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance as to the Company is specifically approved at least annually (i) by vote of the holders of a majority of the outstanding voting securities of the Company or (ii) by vote of a majority of the Company’s Board of Directors and by a vote of a majority of the Trust’s Board of Trustees, and further provides that such continuance is also approved annually by the vote of a majority of the Trustees of the Trust who are not interested persons of the Trust or the Trust’s investment adviser. This Agreement may be terminated as to the Company at any time, without payment of any penalty, by the Company’s Board of Directors, by the Trust’s Board of Trustees or by a vote of the majority of the outstanding voting securities of the Company upon 60 days’ prior written notice to the Adviser, or by the Adviser upon 90 days’ prior written notice to the Company, or upon such shorter notice as may be mutually agreed upon. This Agreement shall terminate automatically and immediately upon termination of the Management Agreement between Brighthouse Investment Advisers, LLC and the Trust or the Subadvisory Agreement between Brighthouse Investment Advisers, LLC and the Adviser of even date herewith. This Agreement shall terminate automatically and immediately in the event of its assignment, except as otherwise provided by any rule of, or action by, the SEC or under Cayman Islands law. The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act. In conjunction with the termination of this Agreement, the parties agree to negotiate a plan of transition for the Company in good faith. This Agreement may be amended by written instrument at any time by the Adviser and the Company, subject to approval by the Company’s Board of Directors and the Trust’s Board of Trustees and, if required by applicable SEC rules, regulations, or orders, a vote of a majority of the Portfolio’s outstanding voting securities.

9. Confidential Relationship. Any information and advice furnished by any party to this Agreement to the other party or parties shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation. All information disclosed as required by law, rule or regulation shall nonetheless continue to be deemed confidential.

The Company hereby consents to the disclosure to third parties of (i) investment results and other data of the Company in connection with providing composite investment results of the Subadviser and (ii) investments and transactions of the Company in connection with providing composite information of clients of the Adviser.

10. Cooperation with Regulatory Authorities. The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12. Custodian. The Company assets shall be maintained in the custody of its custodian. The Adviser is authorized, as agent of the Company, to give instructions to the custodian with respect to the assets of the Company in order to carry out its duties under the terms of this Agreement, including, with respect to the delivery of securities and other investments and payments of cash for the account of the Company. Any assets added to the Company shall be delivered directly to such custodian. The Adviser shall have no liability for the acts or omissions of any custodian of the Company’s assets. Subject to Section 2(c), the Adviser shall have no responsibility for the segregation requirement of the 1940 Act or other applicable law other than to notify the custodian of investments that require segregation and appropriate assets for segregation.

13. Notices. All notices hereunder shall be provided in writing, by facsimile or by e-mail. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by facsimile; or upon read receipt or reply if delivered by e-mail, at the following addresses:

If to Company:	Schroders Global Multi-Asset Portfolio, Ltd.
c/o Brighthouse Funds Trust I
285 Madison Avenue
New York, NY 10017
Attn: Andrew Gangolf
agangolf@brighthousefinancial.com (e-mail)

If to Adviser:	Schroder Investment Management North America Inc.
7 Bryant Park
New York, NY 10018
Attn: Legal Department
Email: USLegal@schroders.com

14. Miscellaneous. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware and the applicable provisions of the 1940 Act. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

SCHRODERS GLOBAL MULTI-ASSET PORTFOLIO, LTD.

By:	/s/ Andrew Gangolf
Andrew Gangolf
Director

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ William P. Sauer
Name:	William P. Sauer
Title:	Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ Mark A. Hemenetz
Name:	Mark A. Hemenetz
Title:	Authorized Signatory